UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2018

PAVMED INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Grand Central Place, Suite 4600 New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On May 12, 2018, Lucid Diagnostics Inc. (the “Lucid”), a majority-owned subsidiary of PAVmed Inc. (the “Company”), entered into a patent license agreement (the “License Agreement”) with Case Western Reserve University (“CWRU”). Under the terms of the License Agreement, Lucid acquired an exclusive worldwide license of the intellectual property rights for both the balloon sampling device and DNA biomarkers of its previously announced EsoCheck product (the “EsoCheck Technology”). In return, CWRU is entitled to a noncash license fee in the form of equity in Lucid. CWRU also is entitled to receive royalties from Lucid based on net sales of the EsoCheck product and a specified portion of any other proceeds. Lucid also will be required to pay a minimum yearly royalty commencing the year after the first commercial sale of EsoCheck, with the minimum amount rising based on previous net sales of the product. The agreement is subject to certain regulatory and commercialization milestones, with a payment due from Lucid to CWRU upon the achievement of certain of the milestones.

Lucid will operate as a separate entity, raise its own capital and recruit a separate management team when deemed appropriate. Upon closing of the License Agreement, 10,000,000 shares of Lucid common stock were issued to the Company, CWRU and three individual physician inventors of the EsoCheck Technology, including 8,187,499 shares of Lucid common stock to the Company. In addition, the physician inventors signed consulting agreements with Lucid to continue to support the development of the technology. Furthermore, each of the physician inventors will receive options to purchase 100,000 shares of Lucid common stock at $0.50 per share, as well as options to purchase 25,000 shares of Company common stock at $1.59 per share, each such option to vest quarterly over three years. The initial board of directors for Lucid will consist of four people including Lishan Aklog, M.D., Dennis McGrath, and James Cox, M.D., who are officers and directors of the Company, plus one of the physician inventors, Sanford Markowitz, M.D.

In connection with the License Agreement, Lucid, the Company, CWRU and the physician inventors entered into a shareholders agreement. The shareholders agreement includes transfer restrictions, rights of co-sale, drag-along rights, voting provisions and other rights and obligations of the shareholders with respect to their shares of Lucid common stock.

In addition, the Company and Lucid entered into a management services agreement, which provides for Lucid to compensate the Company in exchange for providing certain management and administrative services to Lucid.

Under the License Agreement, Lucid will reimburse CWRU for its accumulated costs incurred to develop its patents related to EsoCheck, which at closing are estimated to be approximately $272,553, with $50,000 paid at closing, and the balance to be paid on a quarterly basis, subject to certain financing conditions. The Company provided Lucid with the initial $50,000 to reimburse CWRU, with such amount to be repaid by Lucid to the Company at the time of Lucid’s initial capital raise from independent investors. The License Agreement also provides that, in the event Lucid fails to achieve certain milestones, CWRU shall have the right, in its sole discretion, to require the Company to transfer to CWRU a percentage of the shares of Lucid common stock then held by the Company (varying, up to 100%, depending on the milestone) in accordance with the shareholders agreement.

The License Agreement terminates upon the expiration of certain related patents, or on May 12, 2038 in countries where no such patents exist, or upon expiration of any exclusive marketing rights that have been granted by the FDA or other U.S. government agency, whichever comes later.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2018	PAVMED INC.

	By:	/s/ Lishan Aklog
Lishan Aklog, M.D.
Chief Executive Officer

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